Exhibit 16.1

Bank of America Financial Center
601 W Riverside Suite 430
Spokane, WA 99201
United States of America

June 24, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: HuntMountain Resources, Ltd.

We have read the statements HuntMountain Resources, Ltd. has included under Item 4.01 of the Form 8-K report filed regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with other statements under made under Item 4.01.

Yours truly,

/s/ BehlerMick PS

BehlerMick PS